Exhibit 15




To the Board of Trustees and Shareholders of Northeast Utilities

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northeast Utilities and subsidiaries for the periods ended
June 30, 2003 and 2002, as indicated in our report dated August 8, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in Registration Statement Nos. 33-34622, 333-55142 and 33-40156 on Forms S-3 and Nos. 33-44814, 33-63023, 333-52413, 333-52415
and 333-106008 on Forms S-8 of Northeast Utilities.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/  Deloitte & Touche LLP
     Deloitte & Touche LLP


Hartford, Connecticut
August 8, 2003